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                                                                     EXHIBIT 3.1


               FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                               OF DIGITRAN CORPORATION


         Digitran Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That the corporation was originally incorporated under the name Digitran Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 1989. Amended and Restated Certificates of Incorporation were filed with the Secretary of State of the State of Delaware on August 14, 1990, May 21, 1992, January 7, 1994 and January 12, 1995, respectively.

         SECOND: The Board of Directors of the corporation, by written consent of the Board of Directors dated as of February 16, 1996, duly adopted resolutions setting forth the Fifth Amended and Restated Certificate of Incorporation herein contained, declaring its advisability and directing that such Fifth Amended and Restated Certificate of Incorporation be submitted to the holders of the issued and outstanding Common Stock, $0.0025 par value, and Preferred Stock, $0.001 par value, of the corporation, for approval in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and the corporation's Fourth Amended and Restated Certificate of Incorporation, as currently in effect. The Fifth Amended and Restated Certificate of Incorporation was duly adopted, after having been declared advisable by the Board of Directors of the corporation, by written consent, dated as of February 16, 1995, of the holders of greater than a majority of the Common Stock, $0.0025 par value, and the holders of greater than a majority of the Preferred Stock, $0.001 par value, of the corporation, voting as a single class, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and the corporation's Fourth Amended and Restated Certificate of Incorporation, as currently in effect, and written notice of the written consent of the holders of a majority of Common Stock has been given to those stockholders who have not consented in writing as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

         THIRD: The text of the Fifth Amended and Restated Certificate of Incorporation, as hereby restated and amended hereby, shall read in its entirety as follows:


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                                      ARTICLE I

         The name of this corporation shall be FAXSAV INCORPORATED (the "corporation").

                                      ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     ARTICLE III

         The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      ARTICLE IV

         A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred Ninety Five Million, Two Hundred Thousand (195,200,000) shares. One Hundred Fifteen Million (115,000,000) shares shall be Common Stock and Eighty Million, Two Hundred Thousand (80,200,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.0025 and the Preferred Stock shall have a par value of $0.001. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the corporation.

         B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Fifth Amended and Restated Certificate of Incorporation may be issued from time to time in series. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of One Million, Four Hundred Thousand (1,400,000) shares, the Series B Preferred Stock, which series shall consist of Four Million (4,000,000) shares, the Series C Preferred Stock, which series shall consist of Eight Million, Seven Hundred Thousand (8,700,000) shares, the Series D Preferred Stock, which Series shall consist of Twenty-Six Million, Six Hundred Thousand (26,600,000) shares, the Series E Preferred Stock, which Series shall consist of Nineteen Million Five Hundred Thousand (19,500,000) shares and the Series F Preferred Stock, which


                                         -2-

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Series shall consist of Twenty Million (20,000,000) shares, are as set forth below in this Article IV B. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to adoption of the resolution originally fixing the number of shares of such series.

         1.   DIVIDEND PROVISIONS.  The holders of shares of Series A, Series
B, Series C, Series D, Series E and Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.075 per share of Series A Preferred Stock per annum, $0.10 per share of Series B Preferred Stock per annum, $0.06 per share of Series C Preferred Stock per annum, $0.01733 per share of Series D Preferred Stock per annum, $0.022 per share of Series E Preferred Stock per annum, $.04 per share of Series F Preferred Stock per annum, or, if greater (as determined on a per annum basis and an as converted basis for the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.


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         2.   LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of
(i) $0.75 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $1.00 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), $0.60 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), $0.1733 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price"), $0.22 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") and $0.40 for each outstanding share of Series F Preferred Stock (the "Original Series F Issue Price"), and (ii) an amount equal to declared but unpaid dividends on such share (such amount of declared but unpaid dividends being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in proportion to the aggregate full aforesaid preferential amounts to which each such holder would otherwise be entitled.

         (b) After the distribution described in subsection (a) above has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock).

         (c) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 2, but shall instead be treated pursuant to Section 4 hereof.


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         3.   CONVERSION.  The holders of the Series A, Series B, Series C,
Series D, Series E and Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a)  RIGHT TO CONVERT; AUTOMATIC CONVERSION.

           (i) Subject to subsection (c), each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A, Series B, Series C, Series D, Series E or Series F Issue Price, as applicable, by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price, the initial Conversion Price per share of the shares of Series E Preferred Stock shall be the Original Series E Issue Price and the initial Conversion Price per share of the shares of Series F Preferred Stock shall be the Original Series F Issue Price; provided, however, that the Conversion Price for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

           (ii) Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (A) the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $3.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and $10,000,000 in the aggregate, or (B) the date upon which the corporation obtains the consent of the holders of a majority of the then outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock, voting together as a single class.

         (iii) Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the


                                         -5-

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Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (A) the consummation of the corporation's sale of its Common
Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $1.20 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and $10,000,000 in the aggregate, or (B) the date upon which the corporation obtains the consent of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting together as a single series.

         (b) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

           (i) (A) If the corporation shall issue, after the date upon which any shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock were first issued (the "Purchase Date" with respect to each of such series of Preferred Stock, which is April 10, 1991, for the Series A, April


                                         -6-

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15, 1991 for the Series B, May 26, 1992 for the Series C, January 18, 1994 for
the Series D, January 12, 1995 for the Series E and February 27, 1996 the Series
F), any Additional Stock (as defined below) without consideration or for a consideration per share less than the respective Conversion Price for the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows (for purposes of the formula below, the series of which Conversion Price is being adjusted is referred to as the "Applicable Series"):

              (x)  an amount equal to the sum of

              (1) the aggregate purchase price of the shares of the Applicable Series sold prior to the date such Additional Stock is issued, plus

              (2) the aggregate consideration, if any, received by the corporation for all Additional Stock issued on or after the Purchase Date for the Applicable Series;

              (y)  an amount equal to the sum of

              (1) the aggregate purchase price of the shares of such Applicable Series being adjusted prior to the date such Additional Stock is issued, divided by the Conversion Price for such shares in effect at the Purchase Date for the Applicable Series (or such higher or lower Conversion Price for such series as results from the application of subsections 3(c)(iii) and (iv) and assuming that this Certificate was in effect as of the Purchase Date for the Applicable Series), plus

              (2) the number of shares of Additional Stock issued since the Purchase Date for the Applicable Series (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 3(c)(iii) and (iv)).

              (B) No adjustment of the Conversion Price for Preferred Stock shall be made in an amount less than one cent ($.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the


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event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

              (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

              (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

              (E) In the case of the issuance (whether before, on or after the Purchase Date for the Applicable Series) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(c)(i) and subsection 3(c)(ii):

                   (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                   (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including,


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         without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and
         (c)(i)(D)).

                   (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                   (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such


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         securities or upon the exercise of the options or rights related to such securities.

                   (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the Purchase Date for the Applicable Series other than

                   (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof,

                   (B) shares of Common Stock issuable or issued to employees, consultants, directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation at any time, including the 7,138,134 shares of Common Stock reserved prior to January 1, 1995, for issuance pursuant to the Company's stock option plan (including the incentive program approved by the Board of Directors on October 14, 1993),

                   (C) up to 1,400,000 shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock sold pursuant to the Series A Stock Purchase Agreement dated April 10, 1991,

                   (D) up to 1,555,000 shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock sold pursuant to the Series B Stock Purchase and Warrant Exercise Agreement dated April 15, 1991,

                   (E) up to 1,961,600 shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock sold pursuant to the Unit Purchase Agreement dated as of October 25, 1991 (the "Unit Purchase Agreement"),

                   (F) up to 1,634,013 shares of Common Stock sold pursuant to the Unit Purchase Agreement,

                   (G) up to 83,333 shares of Common Stock issuable or issued upon exercise of the warrant, dated April 6, 1992, issued to Silicon Valley Bank ("SVB"), and up


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    to 176,667 shares of Common Stock issuable or issued upon exercise of the warrant dated July 7, 1995, issued to SVB,

                   (H) up to 451,240 shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock issued or issuable upon exercise of the warrants, dated as of May 30, 1991 and September 16, 1992, respectively, issued to Comdisco, Inc.,

                   (I) up to 8,333,333 shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock sold pursuant to the Purchase Agreement dated as of May 26, 1992,

                   (J) up to 139,000 shares of Common Stock issuable or issued upon exercise of two warrants issued to LTI Venture Leasing Corp. in connection with a Master Lease Agreement dated July 8, 1993,

                   (K) up to 321,086 shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock issued or issuable upon exercise of the warrants issued to certain investors of the corporation during the period from October 15, 1993 through November 16, 1993 in connection with a bridge financing,

                   (L) up to 1,880,529 shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock issued upon conversion of the bridge notes issued to certain investors of the corporation during the period from October 15, 1993 through November 16, 1993,

                   (M) up to 87,570 Shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock issuable upon exercise of warrants issued to Comdisco, Inc. pursuant to the terms of the Forbearance Agreement dated October 28, 1993 between the corporation and Comdisco, Inc.,

                   (N) up to 17,311,021 shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock sold pursuant to the Preferred Stock Purchase Agreement dated as of January 18, 1994,

                   (O) up to 7,241,352 shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock sold pursuant to the Preferred Stock Purchase Agreement dated November 1, 1994, and

                   (P) up to 19,318,181 shares of Common Stock issuable or issued upon conversion of the Series E Preferred


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    Stock sold pursuant to the Preferred Stock Purchase Agreement dated on or about January 12, 1995.

                   (Q) up to 20,000,000 shares of Common Stock issuable or issued upon conversion of the Series F Preferred Stock sold pursuant to the Preferred Stock Purchase Agreement dated on or about February 28, 1996.

         (iii) In the event the corporation should at any time or from time to time after the Purchase Date for the Applicable Series fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(c)(i)(E).

          (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date for the Applicable Series is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

         (d) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series A, Series B, Series C, Series D, Series


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E and Series F Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

         (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 4), provision shall be made so that the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (f) NO IMPAIRMENT. This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock against impairment.

         (g)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

           (i) No fractional shares shall be issued upon conversion of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock.

         (h) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock and shares of such Preferred Stock issuable upon exercise of the Warrants; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Preferred Stock and shares of such Preferred Stock issuable upon exercise of the Warrants, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (j) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

         4.   MERGER, CONSOLIDATION.

         (a)  At any time, in the event of:

           (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity, or

          (ii) a sale of all or substantially all of the assets of the corporation, unless the corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity, then the documents effecting such transaction shall provide that the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall receive for each share of such stock in cash or in securities received from such surviving, continuing or purchasing entity (an "Acquiring Entity"), at the closing of any such transaction, an amount equal to the Original Series A Issue Price, Original Series B Issue Price, the Original Series C Issue Price, Original Series D Issue Price, Original Series E Issue Price and Original Series F Issue Price, respectively, plus an amount equal to the Premium as of the date of closing of such transaction, and the remaining proceeds of such transaction shall be distributed as a Shared Allocation (as defined in subsection 4(b)). Such payments (including the Shared Allocation) shall be made with respect to the Preferred Stock by purchase of such shares of Preferred Stock by the Acquiring Entity or by this corporation. In the event the proceeds of the transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in accordance herewith, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire amount payable in respect of the proposed transaction shall be distributed among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in proportion to the aforesaid aggregate amount to which each such holder would otherwise be entitled.

         (b) The term "Shared Allocation" shall mean that subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and Common Stock of this corporation shall share the remaining consideration to be paid by the Acquiring Entity in such transaction in the same proportion as the number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of outstanding Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock.

         (c) Any securities to be delivered to the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock pursuant to subsection 4(a) above shall be valued as follows:

           (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                   (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty-day period ending three (3) days prior to the closing; and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
(i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

         (d) In the event the requirements of subsection 4(a) are not complied with, the corporation shall forthwith either:

           (i) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with, or

          (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4(e) hereof.

         (e) The corporation shall give each holder of record of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

         (f) The provisions of this Section 4 are in addition to the protective provisions of Section 6 hereof.

         5. VOTING RIGHTS. The holder of each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         6. PROTECTIVE PROVISIONS. (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, voting together as a single class:

           (i) liquidate, dissolve or wind up the corporation, or sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

          (ii) alter or change the rights, preferences or privileges of the shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock so as to affect adversely the shares; or

         (iii) increase the authorized number of shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock;

          (iv) create any new class or series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock under this Section 6;

           (v) redeem or repurchase any class of security of the corporation except for repurchases of Common Stock held by employees, consultants or directors of the corporation pursuant to contractual repurchase rights or rights of first refusal; or

          (vi) amend the corporation's Certificate of Incorporation or Bylaws.

         (b) Subject to the rights of series of Preferred Stock which may come into existence, so long as Series F Preferred Stock shall be outstanding, this corporation shall not without first obtaining approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series F Preferred Stock, voting together as a single series:

           (i) Increase the authorized number of shares of Series F Preferred Stock;

          (ii) materially and adversely alter or change the rights, preferences or privileges of the outstanding shares of Series F Preferred Stock if such series is adversely affected in a different manner than the other series of Preferred Stock, or materially and beneficially change the rights, preferences, and privileges of the Series A, Series B, Series C, Series D and Series E Preferred Stock if such series of Preferred Stock are materially benefitted in a different manner than the Series F Preferred Stock.

         7. STATUS OF CONVERTED STOCK. In the event any shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. This Fifth Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

         C.   COMMON STOCK.

         1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

         3.   REDEMPTION.  The Common Stock is not redeemable.

         4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                      ARTICLE V

         Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                      ARTICLE VI

         The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                     ARTICLE VII

         Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                     ARTICLE VIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                      ARTICLE IX

         To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article IX does not affect the availability of equitable remedies for breach of fiduciary duties.

                                      ARTICLE X

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      ARTICLE XI

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provision of
Section 291 of Title 8 of the of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Fifth Amended and Restated Certificate of Incorporation this 22nd day of February 1996.

                             FaxSAV Incorporated



                             By:  /s/ Thomas Murawski
                                  --------------------------
                                  Thomas Murawski, President


ATTEST:



/s/ Peter Macaluso
- -----------------------------
Peter Macaluso, Secretary